Exhibit 99.1

RBC bearings Incorporated Announces Acquisition of PSC Couplings, LLC

OXFORD, Conn. - Aug. 10, 2026 - RBC Bearings Incorporated (NYSE: “RBC”), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, aerospace and defense industries, today announced that its Dodge Industrial, Inc. subsidiary has acquired the business assets of PSC Couplings, LLC (“PSC”), a manufacturer of disc coupling solutions, for a cash purchase price of $24.2 million.

Headquartered in Richfield, Wisconsin, PSC manufactures a wide range of high quality, standard and custom disc couplings for a variety of industrial applications that demand a high level of reliability and performance.  PSC’s net sales for the last 12 months were approximately $15.1 million.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

Mike Cummings or Josh Carroll

investors@rbcbearings.com